PRESS RELEASE	EXHIBIT 99

Scripps reports second quarter results

Includes business segments now operating as Scripps Networks Interactive

For immediate release	(NYSE: SSP)

July 24, 2008

CINCINNATI – The E. W. Scripps Company, which on July 1 spun off its national lifestyle television networks and global interactive services businesses into a separate publicly traded company, today reported consolidated operating results for the second quarter of 2008.

The earnings report for the three-month and year-to-date periods ending June 30 includes results from the company’s Scripps Networks and Interactive Media operating divisions, the two business segments that now comprise the Lifestyle Media and Interactive Services business segments of the newly created Scripps Networks Interactive Inc. (NYSE: SNI).

Scripps Networks Interactive will report operating results separately beginning with the third quarter of 2008. Its businesses will be classified by The E. W. Scripps Company as discontinued operations, also beginning with the third quarter.

Consolidated second-quarter results for The E. W. Scripps Company reflect strong growth at Scripps Networks, which includes HGTV and Food Network, and solid operating performance at Shopzilla, the company’s online comparison shopping business. Consolidated growth, however, was held back by weak advertising sales at the company’s newspapers and broadcast television stations.

On a consolidated basis, The E. W. Scripps Company’s second-quarter revenue increased 3.8 percent to $664 million compared with the same period a year ago.

The company’s second-quarter net income was $51.2 million, or 94 cents a share, compared with $97.5 million, or $1.78 a share, for the same period in 2007. Reported earnings per share reflect the one-for-three reverse stock split that became effective on July 16 for The E. W. Scripps Company. Shares of Scripps Networks Interactive were not affected by the reverse stock split.

For The E. W. Scripps Company, on a pre-spin-off basis, consolidated second-quarter net income was affected by about $18.0 million in costs related to the spin-off.

Net income also was affected by a $26.4 million loss that resulted from the repurchase of previously issued long-term debt from bondholders ahead of scheduled maturity dates. The company restructured its debt prior to the spin-off.

Consolidated net income was favorably affected during the second quarter by solid operating performance at Scripps Networks, which in addition to HGTV and Food Network, also includes DIY Network, Fine Living Network, the Great American Country television network and SN Digital, a growing portfolio of food- and shelter-related interactive businesses.

Second-quarter revenue at Scripps Networks grew 13 percent year over year to $349 million. Segment profit for the division increased 9.8 percent to $180 million.

(Segment profit, as defined by the company, excludes interest, income taxes, depreciation and amortization, divested operations, restructuring activities, investment results and certain other items that are included in net income.)

Financial performance at Scripps Networks was favorably affected during the second quarter by increased advertising sales that resulted from improved viewership at HGTV and Food Network and strong pricing in the scatter advertising market.

At the company’s online comparison shopping services, Shopzilla and uSwitch, combined second-quarter revenue grew 13 percent to $66.9 million. Segment profit for the Interactive Media division was $15.1 million compared with $6.8 million during the same period a year earlier.

The Interactive Media division’s second-quarter growth is attributable to Shopzilla’s effectiveness in increasing and monetizing domestic user traffic to its Web sites and strong growth in its emerging European markets. Increased energy switching activity combined with significantly lower expenses at uSwitch in the United Kingdom also contributed to the positive results.

At the company’s newspapers and television stations, second-quarter operating performance was affected by industry-wide weakness in local advertising sales.

Total second-quarter revenue at Scripps newspapers was down 13 percent, year over year, to $144 million. The company has been adjusting fixed costs at its newspapers to align with changing business conditions. Newspaper expenses were down 9.7 percent in the quarter, and employee costs were down 12 percent. The company incurred employee severance costs of $8.9 million during the second quarter 2007. Newspaper segment profit for the period was $16.3 million vs. $30.1 million last year.

Lower local and classified advertising sales, including particularly weak real estate, employment and automotive classified advertising, contributed to the decline in total newspaper revenue and segment profit.

Second-quarter revenue at the Scripps television station group was $80.5 million compared with $84.5 million during the same period a year earlier. Second-quarter segment profit at the TV station group was $18.3 million vs. $23.5 million, year-over-year.

The decline in revenue and segment profit at the television station group was attributable to generally weak local and national advertising sales, particularly in the automotive and retail categories. Political advertising revenue during the quarter was $1.6 million compared with $400,000 during the same period in 2007. Political advertising revenue was weaker than expected due to the lack of primary campaign spending in Florida and Michigan. Year-to-date, political advertising revenue at the company’s TV stations is about $4.7 million vs. $700,000 in the prior-year period.

Here are second-quarter results by segment:

Scripps Networks

Scripps Networks advertising revenue increased 11 percent to $271 million. Affiliate fee revenue was $69.7 million, up 19 percent.

Programming, marketing and other expenses increased 18 percent to $133 million. Employee costs were up 14 percent to $41.5 million.

Scripps Networks segment profit was $180 million, up 9.8 percent from $164 million in the prior-year period.

Revenue at HGTV was up 13 percent to $172 million. HGTV now reaches about 95 million domestic subscribers compared with 93 million at the end of the second quarter 2007.

Food Network revenue also increased 13 percent to $136 million. Food Network reaches about 96 million domestic subscribers, up from 93 million at the end of the second quarter 2007.

Revenue at DIY Network was $19.3 million, up 28 percent. DIY can be seen in about 48 million households, up from about 45 million households a year ago.

Fine Living revenue increased 17 percent to $14.7 million. Fine Living reaches about 50 million households vs. 47 million households last year.

Revenue at Great American Country was $6.8 million vs. $7.1 million, year-over-year. Great American Country can be seen in about 54 million homes compared with 48 million homes a year ago.

Newspapers

Total newspaper revenue declined 13 percent to $144 million. Advertising revenue at newspapers managed solely by Scripps was $112 million, down 15 percent from the prior-year period.

Advertising revenue broken down by category was:

•	Local, down 13 percent to $30.8 million.

•	Classified, down 21 percent to $38.5 million.

•	National, down 20 percent to $6.7 million.

•

Preprint and other, down 7.9 percent to $35.9 million. Online revenue, which is included in the preprint and other category, was $9.9 million, down 8.0 percent relative to the prior-year period due mostly to the weakness in classified advertising categories. Revenue from Internet-only advertising sales was up 26 percent.

Circulation revenue was $28.0 million, down 5.4 percent.

Segment profit at newspapers managed solely by the company was $19.1 million compared with $29.3 million in the year-ago quarter. The segment loss from the company’s joint operating agreement newspaper and partnerships was $2.7 million vs. a $900,000 contribution to segment profit in the second quarter 2007.

Newsprint expense declined 3.9 percent due primarily to lower paper usage. Newsprint pricing was up about 15 percent over the prior-year period.

Total cash expenses for Scripps newspapers managed solely by the company were down 8.1 percent from the prior year. Year-over-year newspaper expense reductions reflect $8.9 million in employee severance costs the company incurred during the second quarter of 2007.

Total newspaper segment profit was $16.3 million vs. $30.1 million in the same prior-year period.

Scripps Television Station Group

Television station group revenue was $80.5 million compared with $84.5 million a year earlier.

Revenue broken down by category was:

•	Local, down 7.0 percent to $50.4 million.

•	National, down 7.6 percent to $23.8 million.

•	Political, $1.6 million compared with $400,000 in 2007.

Cash expenses for the television station group were $62.2 million, up 1.9 percent from the prior year.

Television Station Group segment profit was $18.3 million compared with $23.5 million in the prior year period.

Interactive Media

Interactive Media revenue was $66.9 million for the second quarter compared with $59.0 million in the second quarter 2007.

Segment profit was $15.1 million compared with $6.8 million in the second quarter of 2007.

Licensing and Other Media

Revenue was $23.4 million compared with $22.4 million in the prior-year period.

Segment profit was $1.8 million compared with $2.6 million in the second quarter 2007.

Guidance

(The following guidance is for The E. W. Scripps Company. Guidance for Scripps Networks Interactive Inc. was provided today in a separate press release.)

Total newspaper revenue is expected to be down 13 to 15 percent from the prior year in the third quarter due to continued weakness in classified and local advertising. Total newspaper expenses are expected to be flat compared with the prior year. The company anticipates a segment loss of $3 million during the quarter from its joint operating agreement newspapers and partnerships.

At the company’s broadcast television stations, total revenue, including political advertising, is expected to be up 15 to 17 percent compared with the prior-year period. TV station group expenses are expected to be up in the mid-single digits. Political advertising revenue at the company’s TV stations is expected to be between $40 million and $44 million for the full-year.

Corporate expenses, excluding costs incurred as a result of the Scripps Networks Interactive spin-off, are expected to be about $11 million in the third quarter.

Third-quarter earnings per share from continuing operations, excluding separation costs, are expected to be between 10 and 15 cents.

Based on the stock price of the company subsequent to the July 1, 2008, spin-off of Scripps Networks Interactive and the continued effects of a weakening economy on our newspaper advertising revenue, the company will test goodwill, long-lived assets and equity investments for impairment as of July 1, 2008. If it is determined that the fair values of those assets are less than their carrying values, a non-cash charge for impairment will be recorded in the third quarter. Such a charge is not included in the earnings per share forecast provided above.

Conference call

The senior management teams at The E. W. Scripps Company and Scripps Networks Interactive Inc. will discuss the company’s second quarter results during a telephone conference call at 10 a.m. EDT today. Scripps will offer a live audio webcast of the conference call. To access the webcast, visit www.scripps.com, choose “Shareholders” then follow the link in the “Upcoming Events” section.

To access the conference call by telephone, dial 1-800-230-1766 (U.S.) or 1-612-332-0418 (International), approximately 10 minutes before the start of the call. Callers will need the name of the call (second quarter earnings report) to be granted access. Callers also will be asked to provide their name and company affiliation. The media and general public are provided access to the conference call on a listen-only basis.

A replay line will be open from 12:00 p.m. EDT July 24 until 11:59 p.m. EDT July 31. The domestic number to access the replay is 1-800-475-6701 and the international number is 1-320-365-3844. The access code for both numbers is 953825.

A replay of the conference call will be archived and available online for an extended period of time following the call. To access the audio replay, visit www.scripps.com approximately four hours after the call, choose “Shareholders” then follow the “audio archives” link on the left navigation bar.

Forward-looking statements

This press release contains certain forward-looking statements related to the company’s businesses that are based on management’s current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. The company’s written policy on forward-looking statements can be found on page F-5 of its 2007 SEC Form 10K.

We undertake no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date the statement is made.

About The E. W. Scripps Company

The E. W. Scripps Company (www.scripps.com) is a diverse, 130-year-old media enterprise with interests in broadcast television stations, newspaper publishing and licensing and syndication. The company’s portfolio of locally focused media properties includes: 10 broadcast TV stations, with six ABC-affiliated stations, three NBC affiliates and one independent; daily and community newspapers in 15 markets and the Washington D.C.-based Scripps Media Center, home of the Scripps Howard News Service; and United Media, the licensor and syndicator of Peanuts, Dilbert and approximately 150 other features and comics.

About Scripps Networks Interactive Inc.

Scripps Networks Interactive Inc. is the leading developer of lifestyle-oriented content for television and the Internet, where on-air programming is complemented with online video, social media areas and e-commerce components on companion Web sites and broadband vertical channels. The company’s media portfolio includes: Lifestyle Media, with popular lifestyle television and Internet brands HGTV, Food Network, DIY Network, Fine Living Network and country music network Great American Country; and Interactive Services, with leading online comparison shopping services, Shopzilla and uSwitch.

###

Contacts:

Tim King, The E. W. Scripps Company, 513-977-3732

Email: tim.king@scripps.com

Mark Kroeger, Scripps Networks Interactive Inc., 513-824-3227

Email: mark.kroeger@scrippsnetworks.com

THE E. W. SCRIPPS COMPANY

RESULTS OF OPERATIONS

	Three months ended June 30,			Six months ended June 30,
(in thousands, except per share data)	2008	2007	Change	2008	2007	Change
Operating revenues	$664,141	$640,074	3.8%	$1,306,615	$1,241,498	5.2%
Costs and expenses	(473,208)	(441,906)	7.1%	(936,170)	(890,307)	5.2%
Depreciation and amortization of intangibles	(29,703)	(32,207)	(7.8)%	(58,465)	(66,645)	(12.3)%
Gains (losses) on disposal of PP&E	2,364	(243)		1,497	(332)

Operating income	163,594	165,718	(1.3)%	313,477	284,214	10.3%
Interest expense	(5,431)	(10,729)	(49.4)%	(11,263)	(20,930)	(46.2)%
Equity in earnings of JOAs and other joint ventures	7,543	13,628	(44.7)%	19,732	17,249	14.4%
Gains (losses) on repurchases of debt	(26,380)	317		(26,380)	317
Miscellaneous, net	7,431	2,601		8,192	3,449

Income from continuing operations before income taxes and minority interests	146,757	171,535	(14.4)%	303,758	284,299	6.8%
Provision for income taxes	(71,136)	(54,781)	29.9%	(122,010)	(86,316)	41.4%

Income from continuing operations before minority interests	75,621	116,754	(35.2)%	181,748	197,983	(8.2)%
Minority interests	(24,441)	(20,988)	16.5%	(46,734)	(38,968)	19.9%

Income from continuing operations	51,180	95,766	(46.6)%	135,014	159,015	(15.1)%
Income from discontinued operations, net of tax		1,695		234	6,930	(96.6)%

Net income	$51,180	$97,461	(47.5)%	$135,248	$165,945	(18.5)%

Net income per diluted share of common stock:
Income from continuing operations	$0.94	$1.75		$2.47	$2.90
Income from discontinued operations	0.00	0.03		0.00	0.13

Net income per diluted share of common stock	$0.94	$1.78		$2.48	$3.02

Weighted average diluted shares outstanding	54,706	54,797		54,629	54,886

As a result of the one-for-three reverse stock split that became effective on July 16, 2008, all share and per share amounts in our consolidated financial statements and related notes have been retroactively adjusted to reflect the reverse stock split for all periods presented.

Net income per share amounts may not foot since each is calculated independently.

See notes to results of operations.

Notes to Results of Operations

1. DISCONTINUED OPERATIONS

Our Cincinnati joint operating agreement (“JOA”) with Gannett Co. Inc., was not renewed when the agreement terminated on December 31, 2007. In connection with the termination of the JOA, we ceased publication of our Cincinnati Post and Kentucky Post newspapers that participated in the Cincinnati JOA.

In 2006, we sold our Shop At Home television network to Jewelry Television. We also reached agreement in the third quarter of 2006 to sell the five Shop At Home-affiliated broadcast television stations. On December 22, 2006, we closed the sale of the three stations located in San Francisco, CA, Canton, OH and Wilson, NC. The sale of the two remaining stations located in Lawrence, MA, and Bridgeport, CT closed on April 24, 2007.

In accordance with the provisions of FAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the results of businesses held for sale or that have ceased operations are presented as discontinued operations within our results of operations. Accordingly, these businesses have been excluded from segment results for all periods presented.

Operating results of our discontinued operations were as follows:

	Three months ended June 30,		Six months ended June 30,
(in thousands)	2008	2007	2008	2007
Operating revenues	$—	$213	$5	$1,320

Equity in earnings of JOA	$—	$4,511	$331	$8,439

Income from discontinued operations:
Income from discontinued operations, before tax	$—	$2,664	$371	$5,597
Income taxes (benefit)	—	969	137	(1,333)

Income from discontinued operations	$—	$1,695	$234	$6,930

A tax benefit of $3.4 million was recognized in the first quarter of 2007 related to differences that were identified between our prior year provision and tax returns for our Shop At Home businesses.

2. OTHER CHARGES AND CREDITS

Net income was affected by the following:

2008 – In the second quarter of 2008, we redeemed the remaining balances of our outstanding notes and recorded a $26.4 million loss on the extinguishment of debt. Transaction costs and other activities related to the spin-off of our national lifestyle media brands (HGTV, Food Network, DIY, Fine Living and GAC and their category-leading Internet businesses) and online comparison shopping services (Shopzilla and uSwitch and their associated Web sites) increased our costs and expenses by $23.4 million in 2008. The costs associated with these transactions, some of which are not expected to be deductible for income tax purposes, reduced year-to-date net income by $48.8 million, $.89 per share.

Investment results, reported in the caption “Miscellaneous, net” in our Condensed Consolidated Statements of Income, include realized gains from the sale of certain investments in the second quarter of 2008. Net income was increased by $4.3 million, $.08 per share.

2007 – A majority of our newspapers offered voluntary separation plans to eligible employees during 2007. In connection with the acceptance of the offer by 137 employees, we accrued severance related costs of $8.9 million in the second quarter of 2007. These costs reduced net income $5.4 million, $.10 per share.

Due to changes in a distribution agreement at our Shopzilla business, we wrote down intangible assets during the first quarter of 2007 to reflect that certain components of the contract were not continued. This resulted in a charge to amortization of $5.2 million that reduced year-to-date net income $3.3 million, $.06 per share.

In connection with the adoption of Financial Accounting Standards Board Interpretation No. 48 and the corresponding detailed review that was completed for our deferred tax balances, we identified adjustments necessary to properly record certain tax balances. These adjustments reduced the tax provision in the first quarter of 2007 increasing year-to-date net income $4.0 million, $.07 per share.

3. SEGMENT INFORMATION

Our reportable segments are strategic businesses that offer different products and services. Scripps Networks includes national television networks, Newspapers includes daily and community newspapers, Broadcast television includes nine network affiliated stations and one independent station, Interactive media includes our online search and comparison shopping services, and Licensing and other media primarily includes syndication and licensing of news features and comics.

Our chief operating decision maker (as defined by FAS 131, “Segment Reporting”) evaluates the operating performance of our business segments using a measure we call segment profit. Segment profit excludes interest, income taxes, depreciation and amortization, divested operating units, restructuring activities, investment results and certain other items that are included in net income determined in accordance with accounting principles generally accepted in the United States of America.

Items excluded from segment profit generally result from decisions made in prior periods or from decisions made by corporate executives rather than the managers of the business segments. Depreciation and amortization charges are the result of decisions made in prior periods regarding the allocation of resources and are therefore excluded from the measure. Financing, tax structure and divestiture decisions are generally made by corporate executives. Excluding these items from our business segment performance measure enables us to evaluate business segment operating performance for the current period based upon current economic conditions and decisions made by the managers of those business segments in the current period.

We account for our share of the earnings of our JOA and newspaper partnerships using the equity method of accounting. Our equity in earnings of our JOA and newspaper partnerships is included in “Equity in earnings of JOAs and other joint ventures” in our results of operations. Newspaper segment profit includes equity in earnings of JOAs and newspaper partnerships. Scripps Networks segment profit includes equity in earnings of joint ventures.

Information regarding the operating performance of our business segments determined in accordance with FAS 131 and reconciliation to our results of operations is as follows:

	Three months ended June 30,			Six months ended June 30,
(in thousands)	2008	2007	Change	2008	2007	Change
Segment operating revenues:
Scripps Networks	$349,223	$308,148	13.3%	$660,059	$577,627	14.3%

Newspapers:
Newspapers managed solely by us	144,433	165,723	(12.8)%	300,032	335,474	(10.6)%
JOAs and newspaper partnerships	53	48	10.4%	114	106	7.5%

Total newspapers	144,486	165,771	(12.8)%	300,146	335,580	(10.6)%
Broadcast television	80,520	84,539	(4.8)%	156,539	161,047	(2.8)%
Interactive media	66,851	59,022	13.3%	144,347	121,956	18.4%
Licensing and other media	23,375	22,381	4.4%	45,818	45,581	0.5%
Corporate	200	799	(75.0)%	909	1,226	(25.9)%
Intersegment eliminations	(514)	(586)	(12.3)%	(1,203)	(1,519)	(20.8)%

Total operating revenues	$664,141	$640,074	3.8%	$1,306,615	$1,241,498	5.2%

Segment profit (loss):
Scripps Networks	$180,236	$164,136	9.8%	$326,856	$291,636	12.1%

Newspapers:
Newspapers managed solely by us	19,074	29,256	(34.8)%	44,624	65,947	(32.3)%
JOAs and newspaper partnerships	(2,732)	886		(717)	(6,488)	(88.9)%

Total newspapers	16,342	30,142	(45.8)%	43,907	59,459	(26.2)%
Broadcast television	18,305	23,496	(22.1)%	32,475	39,875	(18.6)%
Interactive media	15,064	6,757		36,031	6,376
Licensing and other media	1,850	2,578	(28.2)%	4,022	5,556	(27.6)%
Corporate	(33,341)	(15,319)		(53,151)	(34,273)	55.1%
Intersegment eliminations	20	6		37	(189)

Depreciation and amortization of intangibles	(29,703)	(32,207)	(7.8)%	(58,465)	(66,645)	(12.3)%
Gains (losses) on disposal of PP&E	2,364	(243)		1,497	(332)
Interest expense	(5,431)	(10,729)	(49.4)%	(11,263)	(20,930)	(46.2)%
Gains (losses) on repurchases of debt	(26,380)	317		(26,380)	317
Miscellaneous, net	7,431	2,601		8,192	3,449

Income from continuing operations before income taxes and minority interests	$146,757	$171,535	(14.4)%	$303,758	$284,299	6.8%

Certain items required to reconcile segment profitability to consolidated results of operations determined in accordance with accounting principles generally accepted in the United States of America are attributed to particular business segments. Significant reconciling items attributable to each business segment are as follows:

	Three months ended June 30,		Six months ended June 30,
(in thousands)	2008	2007	2008	2007
Depreciation:
Scripps Networks	$6,038	$4,876	$12,014	$9,480

Newspapers:
Newspapers managed solely by us	5,437	5,623	10,810	10,960
JOAs and newspaper partnerships	321	330	646	659

Total newspapers	5,758	5,953	11,456	11,619
Broadcast television	4,724	4,119	9,137	8,442
Interactive media	6,662	5,359	12,862	8,820
Licensing and other media	119	121	236	235
Corporate	116	436	175	815

Total depreciation	$23,417	$20,864	$45,880	$39,411

Amortization of intangibles:
Scripps Networks	$815	$815	$1,630	$1,621

Newspapers:
Newspapers managed solely by us	519	461	1,038	916
JOAs and newspaper partnerships

Total newspapers	519	461	1,038	916
Broadcast television	282	282	563	560
Interactive media	4,670	9,785	9,354	24,137

Total amortization of intangibles	$6,286	$11,343	$12,585	$27,234

Gains (losses) on disposal of PP&E:
Scripps Networks			$(764)	$(68)

Newspapers:
Newspapers managed solely by us	$(6)	$(33)	(6)	(41)
JOAs and newspaper partnerships	(53)	(2)	(33)	(1)

Total newspapers	(59)	(35)	(39)	(42)
Broadcast television	2,538	(12)	2,415	(26)
Interactive Media		(196)		(196)
Corporate	(115)		(115)

Gains (losses) on disposal of PP&E	$2,364	$(243)	$1,497	$(332)

4. JOINT OPERATING AGREEMENT AND NEWSPAPER PARTNERSHIPS

Our Denver newspaper is operated pursuant to the terms of a joint operating agreement (“JOA”). The Newspaper Preservation Act of 1970 provides a limited exemption from anti-trust laws, permitting competing newspapers in a market to combine their sales, production and business operations in order to reduce aggregate expenses and take advantage of economies of scale, thereby allowing the continuing operation of both newspapers in that market. Each newspaper in a JOA maintains a separate and independent editorial operation.

The sales, production and business operations of the Denver newspapers that participate in the JOA are operated by the Denver Newspaper Agency, a limited liability partnership (the “Denver JOA”). Each newspaper owns 50% of the Denver JOA and shares management of the combined newspaper operations. We receive a 50% share of the Denver JOA profits.

In the first quarter of 2008, we ceased publication of our Albuquerque Tribune newspaper. We also reached an agreement with the Journal Publishing Company, the publisher of the Albuquerque Journal (“Journal”), to terminate the Albuquerque joint operating agreement between the Journal and our Albuquerque Tribune newspaper following the closure of our newspaper. Under an amended agreement with the Journal Publishing Company, we will continue to own an approximate 40% residual interest in the Albuquerque Publishing Company, G.P. (the “Partnership”). The Partnership will direct and manage the operations of the continuing Journal newspaper and we will receive a share of the Partnership’s profits commensurate with our residual interest.

We participate in a newspaper partnership with MediaNews Group, Inc. (“MediaNews”) that operates certain of both companies’ newspapers in Colorado, including their editorial operations. We have a 50% interest in the partnership.

Our share of the earnings of our JOA and newspaper partnerships is reported as “Equity in earnings of JOAs and other joint ventures” in our Results of Operations.

Financial information related to our JOA and newspaper partnerships is as follows:

	Three months ended June 30,			Six months ended June 30,
(in thousands)	2008	2007	Change	2008	2007	Change
Equity in earnings of JOAs and newspaper partnerships:
Denver	$1,318	$6,011	(78.1)%	$8,223	$4,154	98.0%
Albuquerque	1,074	2,559	(58.0)%	2,854	4,497	(36.5)%
Colorado	68	506	(86.6)%	(104)	399
Other newspaper partnerships and joint ventures					(323)

Total equity in earnings of JOAs	2,460	9,076	(72.9)%	10,973	8,727	25.7%
Operating revenues of JOAs and newspaper partnerships	53	48	10.4%	114	106	7.5%

Total	$2,513	$9,124	(72.5)%	$11,087	$8,833	25.5%

In the third quarter of 2005, the management committee of the Denver Newspaper Agency (“DNA”) approved plans to consolidate DNA’s newspaper production facilities resulting in certain assets of the existing facilities being retired earlier than previously estimated. The reduction in these assets’ estimated useful lives increased DNA’s depreciation expense through April 2007. The increased depreciation resulted in a $4.0 million decrease in our equity in earnings of JOAs in the year-to-date period of 2007.

The consolidation of DNA’s newspaper production facilities was completed in 2007. In the first quarter of 2008, DNA sold the production facility that was no longer being utilized in DNA’s operations. The gain from this transaction increased our 2008 equity in earnings from JOA’s $4.4 million.

5. SCRIPPS NETWORKS

Scripps Networks includes five national television networks and their affiliated Websites, Home & Garden Television (“HGTV”), Food Network, DIY Network (“DIY”), Fine Living and Great American Country (“GAC”); and our 7.25% interest in Fox-BRV Southern Sports Holdings, which comprises the Sports South and Fox Sports Net South regional television networks. Our networks also operate internationally through licensing agreements and joint ventures with foreign entities.

Revenue information for Scripps Networks is as follows:

	Three months ended June 30,			Six months ended June 30,
(in thousands)	2008	2007	Change	2008	2007	Change
Operating revenues:
HGTV	$171,818	$152,198	12.9%	$320,295	$286,051	12.0%
Food Network	136,191	120,874	12.7%	264,446	228,663	15.6%
DIY	19,319	15,117	27.8%	34,667	26,665	30.0%
Fine Living	14,666	12,574	16.6%	27,421	22,889	19.8%
GAC	6,768	7,089	(4.5)%	12,683	12,678

THE E.W. SCRIPPS COMPANY	For more information:
Unaudited Revenue and Statistical Summary	Tim King
Period: June	The E.W. Scripps Company
Report date: July 24, 2008	513-977-3732

REVENUE AND STATISTICAL SUMMARY FOR SELECTED OPERATING SEGMENTS

	Quarter			Year-to-date
( amounts in millions, unless otherwise noted )	2008	2007	%	2008	2007	%
SCRIPPS NETWORKS
Operating Revenues
Advertising	$271.3	$244.5	10.9%	$506.7	$450.3	12.5%
Affiliate fees, net	69.7	58.7	18.8%	137.1	116.5	17.7%
Other	8.3	4.9	67.5%	16.2	10.8	49.6%

Scripps Networks	$349.2	$308.1	13.3%	$660.1	$577.6	14.3%

Subscribers (1)
Food Network				95.6	93.2	2.6%
HGTV				95.3	93.3	2.1%
DIY				47.6	45.2	5.3%
Fine Living				50.0	47.2	5.9%
Great American Country				54.1	48.4	11.8%

NEWSPAPERS (2)
Operating Revenues
Local	$30.8	$35.3	(12.7)%	$64.7	$72.3	(10.5)%
Classified	38.5	48.8	(21.1)%	80.3	100.5	(20.1)%
National	6.7	8.3	(19.9)%	14.7	17.3	(14.9)%
Preprints, online and other	35.9	38.9	(7.9)%	72.3	75.5	(4.2)%

Newspaper advertising	111.9	131.4	(14.9)%	232.1	265.6	(12.6)%
Circulation	28.0	29.6		58.5	60.5	(3.2)%
Other	4.5	4.7	(3.5)%	9.5	9.5	0.2%

Newspapers managed solely by us	$144.4	$165.7	(12.8)%	$300.0	$335.5	(10.6)%

BROADCAST TELEVISION
Operating Revenues
Local	$50.4	$54.2	(7.0)%	$96.2	$102.7	(6.4)%
National	23.8	25.8	(7.6)%	46.0	49.7	(7.6)%
Political	1.6	0.4		4.7	0.7
Other	4.6	4.1	13.5%	9.7	7.9	23.4%

Broadcast Television	$80.5	$84.5	(4.8)%	$156.5	$161.0	(2.8)%

(1)	Subscriber counts are according to the Nielsen Homevideo Index of homes that receive cable networks, with the exception of Fine Living which is not yet rated by Nielsen and represent comparable amounts estimated by us.
(2)	First half 2008 had 26 Sundays, versus 25 Sundays in 2007.